Exhibit 99.1

For Immediate Release
Contacts:	Thomas F. Hoffman at (724) 485-4060
or Charles E. Mazur, Jr. at (724) 485-4340

CONSOL Energy Reports Earnings for Third Quarter 2008

PITTSBURGH (October 23, 2008) – CONSOL Energy Inc. (NYSE:CNX), a high-Btu bituminous coal and natural gas company, reported earnings of $90.1 million, or $0.49 per diluted share, for its third quarter ended September 30, 2008, compared with a loss of $5.4 million, or a loss of $0.03 per diluted share for the same period a year earlier. The 2007 period was impacted by a roof fall that occurred at the Buchanan Mine on July 9, 2007, resulting in the mine being idled for the remainder of the period. Net cash from operating activities was $213.3 million for the quarter just ended, compared with $141.6 million for the September 2007 quarter.

FINANCIAL RESULTS – Period-To-Period Comparison

	Quarter Ended Sept. 30, 2008	Quarter Ended Sept. 30, 2007	Nine Months Ended Sept. 30, 2008	Nine Months Ended Sept. 30, 2007
Total Revenue and Other Income	$1,173.1	$868.4	$3,409.7	$2,843.6
Net Income	$90.1	$(5.4)	$266.1	$261.0
Earnings Per Share – diluted	$0.49	$(0.03)	$1.44	$1.41
Net Cash from Operating Activities	$213.3	$141.6	$683.2	$596.0
EBITDA	$235.9	$85.1	$715.1	$630.4
EBIT	$139.6	$2.7	$430.3	$395.6
Capital Expenditures	$303.7	$477.7	$740.0	$822.3
Cash Provided by (Used in) Other Investing Activities*	$1.7	$(7.6)	$18.2	$51.3

In millions of dollars except per share. Amounts for capital expenditures do not include amounts for equity affiliates.

*	Represents net cash used in investment in Equity Affiliates, Proceeds from Sales of Assets and purchases of CNX Gas stock.

For the quarter just ended, total revenue and other income increased 35.1 percent, compared with the same period a year earlier and was driven primarily by a 36.4 percent increase in gas sales volumes, a 41.5 percent increase in the average realized price for natural gas and a 26.8 percent increase in the average realized price for coal.

“The strength of coal and gas markets over the last twelve months has allowed us to continually and systematically lock in higher prices that drive the average realized price up as older contracts are replaced with newer, higher priced ones,” said J. Brett Harvey, president and chief executive officer. “This price/mix momentum will continue to work for us throughout 2009.”

Harvey said that net income for the quarter just ended was the highest in the last 15 years when gains from the sale of assets are excluded. “Higher coal prices and record results from CNX Gas allowed us to deliver solid results for the quarter,” Harvey said. “Average sales price for gas was $9.72 per Mcf, while all-in unit production costs were $3.85 per Mcf. It is not often that you have a business where the unit margins exceed the unit costs,” he said.

The strong third quarter performance was in spite of production problems in the coal segment that exacerbated the typically lower production the company experiences in the third quarter primarily because of the vacation periods taken by most mines. “Coal production was lower than expected, but the plans we have in place to address these problems will begin paying off in the fourth quarter,” Harvey noted.

Period-To-Period Analysis of Financial Results for the Quarter

Total Revenue and Other Income increased 35.1 percent, due to higher average realized pricing for coal and gas for the quarter just ended and lower sales in last year’s third quarter of high value, metallurgical grade coal.

Net Cash from Operating Activities was $213.3 million for the quarter just ended, compared with $141.6 million for the September 2007 quarter, an increase of approximately 50.6 percent. The improvement in Net Cash from Operating Activities reflects higher net income attributable to higher realized pricing for the coal and gas segment, and higher gas sales volumes, offset by changes of $103.6 million in proceeds from our accounts receivable securitization facility compared with the prior period and changes in net working capital.

Total costs increased 19.2 percent, mainly due to higher cost of goods sold, and higher depreciation, depletion and amortization.

Cost of Goods Sold and Other Operating Charges (including Purchased Gas Costs and Gas Royalty Interest Costs) increased 18.5 percent, primarily reflecting higher maintenance and supply costs, higher labor costs, higher coal preparation charges, higher OPEB and employee benefits, higher health and retirement costs, higher costs for royalties and subsidence.

Depreciation, Depletion and Amortization increased 16.9 percent, primarily reflecting the additional assets related to the AMVEST acquisition as well as various coal assets and other projects placed in service after the 2007 period.

Interest expense was up $3.2 million or 55.8 percent for the period-to-period comparison, due to higher levels of borrowing.

Taxes Other Than Income increased 16.0 percent, primarily due to higher production taxes.

Liquidity

As of September 30, 2008, CONSOL Energy (excluding CNX Gas) had $212.3 million of short-term debt and $537.2 million in total liquidity, which is comprised of $7.2 million of cash and $530.0 million available to be borrowed under its $1.0 billion bank facility. As of September 30, 2008, CNX Gas Corporation had $58.2 million of short-term debt and $130.0 million in total liquidity, which is comprised of $3.1 million of cash and $126.9 million available to be borrowed under its $200.0 million bank facility.

Coal Operations

	Quarter Ended Sept. 30, 2008		Quarter Ended Sept. 30, 2007		Nine Months Ended Sept. 30, 2008		Nine Months Ended Sept. 30, 2007
Total Coal Sales (millions of tons)	15.3		15.2		48.9		49.5
Sales – Company Produced (millions of tons)	14.9		15.0		47.7		49.0
Coal Production (millions of tons)	14.8	*	14.6	*	47.6		48.8
Average Realized Price Per Ton – Company Produced	$51.07		$40.28		$47.62		$40.58
Operating Costs Per Ton	$35.53		$28.11		$31.86		$25.21
Non-Operating Charges Per Ton	$6.25		$4.91		$5.59		$4.64
DD&A Per Ton	$4.57		$3.92		$4.20		$3.37
Total Cost Per Ton – Company Produced	$46.34	**	$36.94		$41.64	**	$33.22
Operating Margins Per Ton	$15.54		$12.17		$15.76		$15.37
Financial Margins Per Ton	$4.73		$3.34		$5.98		$7.36

Sales and production include CONSOL Energy’s portion from equity affiliates and consolidated variable interest entities. Operating costs include items such as labor, supplies, power, preparation costs, project expenditures, subsidence costs, gas well plugging costs, charges for employee benefits (including Combined Fund premiums), royalties, as well as production and property taxes. Non-operating charges include items such as charges for long-term liabilities, direct administration, selling and general administration. Operating Margins Per Ton are defined as Average Realized Price Per Ton less Operating Costs Per Ton. Financial Margins Per Ton are defined as Average Realized Price Per Ton less Total Costs Per Ton – Company Produced.

*	Includes 1.1 and 0.3 million tons of metallurgical grade coal for the quarters ended September 30, 2008 and 2007 respectively.
**	May not add due to rounding.

Coal segment operating and financial margins increased for the quarter-to-quarter comparison, primarily due to higher realized prices per ton in the quarter just ended.

“This is the first time in more than a quarter century that we have reported average realized coal prices of more than $50 per ton,” Harvey said. “As we correct the production problems that affected us in the second and third quarters of this year, those prices will support a meaningful increase in margins as well.”

Sales of company-produced coal were essentially flat for the quarter-to-quarter comparison.

Average realized price was up $10.79 per ton, or 26.8 percent in the period-to-period comparison, primarily reflecting a general increase in market prices compared with last year.

Production, period-to-period, was up 1.4 percent. As previously disclosed in the company’s September 23, 2008 announcement, production for the period just ended was lower than expected during the quarter due to roof falls along several mainline belts; delays in longwall production following equipment moves at several mines because preparation of new areas to be mined was not complete; and delays related to increased government safety inspections.

In addition, the third quarter is typically a lower coal production quarter because some mines are idled for vacation. The following mines were idled for a one-week vacation period during the third quarter ending September 30, 2008: Bailey and Enlow Fork. The following mines were idled for a two-week vacation period during the third quarter: Mine 84, Robinson Run, and Emery.

In the period-to-period comparison, total costs were up $9.40 per ton, or 25.4 percent. Operating costs for company-produced coal in the period-to-period comparison increased $7.42 per ton, or 26.4 percent, primarily due to higher maintenance and supply costs, higher labor costs, higher preparation charges, higher royalties, higher subsidence costs, and higher health and retirement benefit costs attributable to required contributions into employee benefit funds as a result of the five-year labor agreement with the United Mine Workers of America that commenced January 1, 2007, and higher production taxes that are primarily a result of higher coal price realizations.

Maintenance and supply costs represented nearly half the total increase in operating costs period-to-period. Higher costs reflect: increased sealing of mined-out areas of underground mines, including the use of more costly and higher strength seals required by new safety regulations; use of more roof control supplies due to mining conditions, to increases in the amount of areas being developed, as well as the use of a new, non-combustible, temporary roof support that is more expensive than conventional wood roof supports; higher fuel costs; and higher machine maintenance costs, reflecting the acquisition of AMVEST on July 31, 2007.

Operating margins (average realized price per ton less operating costs per ton) were up $3.37 per ton, an increase of 27.7 percent period-to-period, due to higher realized pricing per ton in the quarter just ended as well as lost sales of high value, metallurgical grade coal in last year’s third quarter due to the Buchanan Mine outage. Financial margins (average realized price less total costs) were up $1.39 per ton, an increase of 41.6 percent period-to-period, also due to higher realized pricing and lost sales in last year’s third quarter.

Gas Operations

CNX Gas Corporation (NYSE:CXG), 81.7 percent of which is owned by CONSOL Energy, reported total net income of $67.4 million for the quarter ended September 30, 2008, compared with $31.3 million in the same period a year earlier. CNX Gas Corporation issued its earnings release on October 22, 2008. Additional information regarding CNX Gas Corporation financial and operating results for the quarter are available in their release and can be found in the investor section of their website: http://www.cnxgas.com

Share Repurchase

During the quarter, CONSOL’s Board of Directors authorized a share repurchase program of up to $500 million of the company's common stock during a 24 month period beginning September 9, 2008.

The share repurchase plan will be used from time-to-time depending on a number of factors including: current market conditions; the company's financial outlook; business conditions, including cash flows and internal capital requirements; as well as alternative investment options.

During the quarter just ended, the company repurchased approximately 1.2 million shares at an average price of $39.05. There is approximately $453.6 million, or 91 percent, of unused capacity under the share repurchase program that may be used periodically, as the company monitors general conditions in the equity and debt markets.

CONSOL Energy’s Board of Directors also has authorized a purchase program for shares of CNX Gas Corporation (NYSE:CXG) common stock for an aggregate purchase price of up to $150 million. The authorization, which is not intended to take CNX Gas private, is effective as of October 21, 2008 for a 24 month period. Purchases will be made from time to time at such prices, and on such terms and quantities as CONSOL Energy management shall determine to be advantageous to the company and its shareholders.

CONSOL Energy Inc. currently owns approximately 81.7 percent of the outstanding shares of CNX Gas common stock. Of the total number of shares outstanding, approximately 27 million are owned by shareholders other than CONSOL Energy Inc.

Credit Rating Upgrade

On September 15, Standard & Poor’s Ratings Services raised its corporate credit rating on CONSOL Energy to ‘BB+’ from ‘BB’ and removed all ratings from CreditWatch.

Subsequent Events

On October 13, CONSOL received the National Association of State Land Reclamationist’s (NASLR) “Outstanding Reclamation Project of 2008” Award. CONSOL was recognized for reforestation efforts at its Illinois surface mines, (Burning Star No. 2, Burning Star No. 4 and Burning Star No. 5), where almost three million trees were planted on 3,000 acres of reclaimed mined land. CONSOL was recognized for exceeding all of the requirements of the reclamation laws.

Outlook

In the tables below, the company provides certain financial and production guidance measures. CONSOL Energy updates its production guidance on a quarterly basis, if needed. These measures are based on the company’s current estimates and are subject to change based on changing circumstances and on risks associated with the business that are described at the end of this news release. The company will update its guidance for the years 2009, 2010 and 2011 when it reports fourth quarter results in January 2009.

GUIDANCE

	2008 Estimate	2009 Estimate		2010 Estimate		2011 Estimate
COAL
Tons Produced (millions of tons)		70.0 – 74.0		76.6 – 80.6		76.7 – 80.7
Tons Committed (millions of tons at Oct. 10, 2008)	67.7	64.1	*	52.9	*	43.8	*
Tons Committed and Priced (millions of tons at Oct.10, 2008)	67.7	58.0		29.2		17.8
Avg. Realized Price/Ton Committed & Priced	$48.10	$57.63		$48.72		$48.22

*	For 2009, includes 2.5 million tons capped at a maximum average price of $43.66 per ton; for 2010, includes 7.9 million tons capped at a maximum average price of $51.11 per ton; and for 2011, includes 5.6 million tons capped at a maximum average price of $58.74 per ton.

2008 Quarterly Production Guidance

	1Q Actual	2Q Actual	3Q Actual	4Q Estimate
Coal (millions of tons)	16.2	16.6	14.8	17.5 – 19.5

Coal and Gas Markets

Current forecasts by the U.S. Department of Energy estimate that worldwide energy demand will grow more than 55 percent by 2030 and that the two fastest growing supply segments are expected to be coal and natural gas, which are forecasted to grow approximately 74 percent and 63 percent, respectively. The company believes that the long-term fundamentals of population growth, a desire for improved living standards, and the need to build or repair critical infrastructure in many countries will keep demand for energy strong over the next several decades, despite indications that global economic growth is slowing in the face of a more challenging financial environment.

The impact of current economic conditions on global demand for coal and natural gas in the short-term is far from clear. For instance, the impact on price from a decline in demand for coal is likely to be offset by the continuing challenges of coal production globally. “The long-term global demand for coal is very strong and developing countries will continue to grow at rates that will stretch global supplies of coal,” Harvey noted. “In my view, the recent sell-off in coal equities appears to be disconnected from current physical coal supply and demand fundamentals.

In the short-term, base loading of eastern power generation in the U.S. will continue to create demand for CONSOL’s high-Btu coal. On the supply side, coal production challenges related to permitting, new safety regulations, and complex geology in Appalachia are expected to keep supplies tight.

The company believes it is in a strong position in the near term for a number of reasons:

•	The company has a significant amount of anticipated 2009 coal and gas production already committed for sale;

•	The company’s low-vol metallurgical coal and its high Btu steam coal are premium products that should command premium prices even in a weaker demand environment;

•

The company expects to generate strong cash flows during the next 15 months, reflecting both higher priced tons entering the sales mix and the relatively low-cost position of both its coal and gas segments;

•

The company’s relatively low debt and strong liquidity position allows the company to maintain its reputation as a disciplined producer and to make adjustments to production should market conditions require it; and

•	The company has the flexibility to defer or slow certain capital project outlays without undercutting the company’s fundamental growth strategy.

Coal Contracting Activity

During the quarter, the company booked approximately 3.1 million tons of sales for delivery in 2009, bringing the total tons committed and priced to 58.0 million tons, or approximately 80 percent of the midpoint of production guidance.

“Recent deals for high-btu, Eastern steam coal and metallurgical coal for 2009 delivery continue to reflect a robust pricing environment,” Harvey said. “During the quarter we settled at a weighted average price of more than $100 per ton for steam coal. We also contracted metallurgical coal for prices in a range of $285 to $310 per short ton at the mine for 2009 delivery.”

At quarter end, CONSOL had between 9.5 and 13.5 million tons of coal un-priced for 2009, based on January 2008 production guidance for 2009, of which approximately 4.3 million tons is metallurgical grade coal. The metallurgical grade coal available for sale was reduced by approximately 550,000 tons of Northern Appalachian steam coal that was previously targeted for sale as a cross-over metallurgical product.

Production/Productivity Challenges

During the second and third quarters, the company’s coal production was below targeted levels. A number of factors impacted production during that time frame, but no single factor dominated. Factors included: one-time events such as roof falls on main line belt haulage; regulatory issues, particularly related to safety, that impacted productivity and costs; technological issues, particularly the challenge of completing development of new longwall coal panels as rapidly as required; and geologic issues such as roof conditions and intrusion of rock into coal seams.

“We have made a number of important changes that, over the next six months, are expected to positively impact productivity and production,” said Peter B. Lilly, president – coal group. “We have focused a lot of attention on the development issue because it is the key to getting the maximum efficiency from our longwall equipped mines.”

Lilly said the company has added crews and changed work schedules to increase longwall panel development; has worked with equipment manufacturers to develop better haulage systems for continuous mining machines to increase rates of advance in development sections of the mine; and is modifying mine plans in a number of longwall-equipped mines to increase the ratio of coal produced by the longwall equipment compared to that produced by the continuous miners.

“Some of the changes we have made, such as adding additional crews, will give us benefits very quickly, while things like mine plan modifications take several quarters to fully execute,” Lilly explained. “However, over the next year, we expect the aggregate result of these actions will positively impact productivity.”

Lilly said regulatory impacts on production are more difficult to manage. “Most producers in the eastern U.S. are being impacted by government regulations and enforcement to a much greater extent than we saw only a few years ago.”

He noted that the pace with which government issues permits needed for on-going operations to continue mining has negatively impacted expected production, especially in Central Appalachia. In addition, the length of time needed to bring a new mine into production has increased by several years because of the increased time required to obtain necessary permits. “This may be the key reason why coal supplies have remained tight, even in the face of a sustained period of high prices,” he suggested.

Lilly also said that new safety laws and regulations have impacted productivity at underground mines, although the company has not yet been able to ascertain the exact amount. He said safety agencies have had to hire and train additional inspectors with limited experience, have had to grapple with developing new inspection protocols and interpretations of new safety laws, and have substantially increased the number of inspection shifts, all of which has proven to be disruptive to underground mine production.

“We all have the same goal – to produce coal without accidents,” Lilly said. “Right now, everyone is struggling to integrate all the changes in safety laws that Congress and the states have imposed, but I think we are beginning to see signs that the regulatory environment underground is becoming more predictable. As that occurs, CONSOL will learn to operate within that environment and wring the inefficiencies out of the system.”

“Mines are running well,” Lilly said. “We expect production to be much better than we have seen, and with it, operating costs to improve as well.”

Capital Projects Update

CONSOL Energy continues to make progress with its development initiatives. To alleviate the development issues encountered this year, the company has plans for seven longwall face extensions that are scheduled to be completed between January 2009 and January 2011. During 2009, CONSOL expects to complete longwall face extension at Bailey, Loveridge and Robinson Run. In 2010, three additional longwall face extensions are scheduled to be complete, with the seventh and final longwall face extension expected to be finished in January 2011. A longwall face extension typically increases mine production by 300,000 to 500,000 tons per year, requires fewer longwall moves, decreases the amount of mine development, and reduces development lead time for longwall panels.

In addition, the company expects to develop a new area within Mine 84 that contains a large concentration of metallurgical coal. This project is expected to be completed during the first quarter of 2009 and should yield approximately 600,000 tons per year of low sulfur, high-volatile metallurgical coal for the next several years.

At CONSOL’s Shoemaker Mine, the upgrade of the underground haulage system is on schedule and is expected to be completed during the first quarter of 2010. Annual production is expected to be 6.0 million tons per year. Currently, Shoemaker is running on a limited basis with the older haulage system as construction of the newer, more efficient belt haulage system is completed.

A new slope and overland belt at the Bailey Mine is expected to be completed in the fourth quarter of 2009. This project should reduce underground mining delays and increase availability, and by reducing the time and distance coal is transported underground.

Outlook Summary

“In the short-term, we are well positioned to meet the challenges associated with the current global economic uncertainty,” Harvey concluded. “Despite this uncertainty, we believe that the long-term demand for coal and natural gas will continue to be strong. Developing countries will continue to compete for energy with the industrialized nations of the world. This will put upward pressure on pricing over the long-term and we believe that we are well-positioned to benefit with our substantial coal and natural gas assets.”

# # #

CONSOL Energy Inc., a high-Btu bituminous coal and coal bed methane company, is a member of the Standard & Poor's 500 Equity Index and has annual revenues of $3.8 billion. It has 17 bituminous coal mining complexes in six states and reports proven and probable coal reserves of 4.5 billion tons. CONSOL Energy was named one of America's most admired companies in 2005 by Fortune magazine. It received the U.S. Department of the Interior's Office of Surface Mining National Award for Excellence in Surface Mining for the company's innovative reclamation practices in 2002, 2003 and 2004. Also in 2003, the company was listed in Information Week magazine's "Information Week 500" list for its information technology operations. In 2002, the company received a U.S. Environmental Protection Agency Climate Protection Award. Additional information about the company can be found at its web site: www.consolenergy.com.

Definition: EBIT is defined as earnings (excluding cumulative effect of accounting change) before deducting net interest expense (interest expense less interest income) and income taxes. EBITDA is defined as earnings (excluding cumulative effect of accounting change) before deducting net interest expense (interest expense less interest income), income taxes and depreciation, depletion and amortization. Although EBIT and EBITDA are not measures of performance calculated in accordance with generally accepted accounting principles, management believes that it is useful to an investor in evaluating CONSOL Energy because it is widely used to evaluate a company’s operating performance before debt expense and its cash flow. EBIT and EBITDA do not purport to represent cash generated by operating activities and should not be considered in isolation or as a substitute for measures of performance in accordance with generally accepted accounting principles. In addition, because all companies do not calculate EBIT or EBITDA identically, the presentation here may not be comparable to similarly titled measures of other companies. Reconciliation of EBITDA and EBIT to the income statement is as follows:

CONSOL Energy Inc.

EBIT & EBITDA

(000) Omitted

	Quarter Ended 9/30/08	Quarter Ended 9/30/07	Nine Months Ended 9/30/08	Nine Months Ended 9/30/07
Net Income	$90,054	($5,384)	$266,148	$260,995

Add: Interest Expense	9,069	5,820	27,771	19,257
Less: Interest Income	(521)	(2,211)	(1,978)	(11,658)
Add: Income Taxes	41,014	4,506	138,365	126,964

Earnings Before Interest & Taxes (EBIT)	139,616	2,731	430,306	395,558

Add: Depreciation, Depletion & Amortization	96,288	82,402	284,791	234,880

Earnings Before Interest, Taxes and DD&A (EBITDA)	$235,904	$85,133	$715,097	$630,438

For purposes of this press release, references to “CONSOL Energy,” the “company,” “we,” “our,” or “us” or similar words (other than the legal names of companies) shall include CONSOL Energy Inc. and its respective subsidiaries.

Forward-Looking Statements

Various statements in this document, including those that express a belief, expectation, or intention, as well as those that are not statements of historical fact, are forward-looking statements (as defined in Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995). The forward-looking statements may include projections and estimates concerning the timing and success of specific projects, our future production, revenues, income and capital spending. When we use the words “believe,” “intend,” “expect,” “may,” “should,” “anticipate,” “could,” “would,” “will,” “estimate,” “plan,” “predict,” “project,” or their negatives, or other similar expressions, the statements which include those words are usually forward-looking statements. When we describe strategy that involves risks or uncertainties, we are making forward-looking statements. The forward-looking statements in this document speak only as of the date of this document; we disclaim any obligation to update these statements unless required by securities law, and we caution you not to rely on them unduly. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. These risks, uncertainties and contingencies include, but are not limited to: reliance on customers extending existing contracts or entering into new long-term contracts for coal; reliance on major customers; our inability to collect payments from customers if their creditworthiness declines; the disruption of rail, barge and other systems that deliver our coal, or pipeline systems which deliver our gas; a loss of our competitive position because of the competitive nature of the coal industry and the gas industry, or a loss of our competitive position because of overcapacity in these industries impairing our profitability; our inability to hire qualified people to meet replacement or expansion needs; coal users switching to other fuels in order to comply with various environmental standards related to coal combustion; the inability to produce a sufficient amount of coal to fulfill our customers’ requirements which could result in our customers initiating claims against us; the risks inherent in coal mining being subject to unexpected disruptions, including geological conditions, equipment failure, timing of completion of significant construction or repair of equipment, fires, accidents and weather conditions which could cause our results to deteriorate; increases in the price of commodities used in our mining operations and could impact our cost of production; obtaining governmental permits and approvals for our operations; the effects of government regulation; the effects of stringent federal and state safety regulations; the effects of mine closing, reclamation and certain other liabilities; uncertainties in estimating our economically recoverable coal and gas reserves; we do not insure against all potential operating risks; the outcomes of various legal proceedings, which proceedings are more fully described in our reports filed under the Securities Exchange Act of 1934; increased exposure to employee related long-term liabilities; our participation in multi-employer pension plans may expose us to obligations beyond the obligation to our employees; lump sum payments made to retiring salaried employees pursuant to our defined benefit pension plan; our ability to comply with laws or regulations requiring that we obtain surety bonds for workers’ compensation and other statutory requirements; acquisitions that we recently have made or may make in the future including the accuracy of our assessment of the acquired businesses and their risks, achieving any anticipated synergies, integrating the acquisitions and unanticipated changes that could affect assumptions we may have made; the anti-takeover effects of our rights plan could prevent a change of control; risks in exploring for and producing gas; new gas development projects and exploration for gas in areas where we have little or no proven gas reserves; the availability of field services, equipment and personnel for drilling and producing gas; replacing our natural gas reserves which if not replaced will cause our gas reserves and gas production to decline; costs associated with perfecting title for gas rights in some of our properties; we need to use unproven technologies to extract coalbed methane on some of our properties; location of a vast majority of our gas producing properties in three counties in southwestern Virginia, making us vulnerable to risks associated with having our gas production concentrated in one area; other persons could have ownership rights in our advanced gas extraction techniques which could force us to cease using those techniques or pay royalties; the coalbeds from which we produce methane gas frequently contain water that may hamper production; and other factors discussed in our 2007 Form 10-K under “Risk Factors,” as updated by any subsequent Form 10-Qs, which are on file at the Securities and Exchange Commission.

# # #

CONSOL ENERGY INC. AND SUBSIDIARIES

(Unaudited)

CONSOLIDATED STATEMENTS of INCOME

(Dollars in thousands—except per share data)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2008	2007	2008	2007
Sales—Outside	$1,052,384	$791,981	$3,050,119	$2,504,408
Sales—Gas Royalty Interests	22,902	10,175	61,921	36,841
Sales—Purchased Gas	1,674	821	6,860	3,297
Freight—Outside	60,458	44,707	169,129	132,007
Other Income	35,688	20,692	121,704	167,006

Total Revenue and Other Income	1,173,106	868,376	3,409,733	2,843,559
Cost of Goods Sold and Other Operating Charges (exclusive of depreciation, depletion and amortization shown below)	740,063	634,852	2,117,526	1,745,258
Gas Royalty Interests’ Costs	21,040	8,525	58,994	31,663
Purchased Gas Costs	1,664	496	6,607	2,988
Freight Expense	60,458	44,707	169,129	132,007
Selling, General and Administrative Expense	31,406	26,623	92,520	79,171
Depreciation, Depletion and Amortization	96,288	82,402	284,791	234,880
Interest Expense	9,069	5,820	27,771	19,257
Taxes Other Than Income	69,688	60,064	214,593	190,816

Total Costs	1,029,676	863,489	2,971,931	2,436,040

Earnings Before Income Taxes and Minority Interest	143,430	4,887	437,802	407,519
Income Taxes	41,014	4,506	138,365	126,964

Earnings Before Minority Interest	102,416	381	299,437	280,555
Minority Interest	(12,362)	(5,765)	(33,289)	(19,560)

Net Income	$90,054	$(5,384)	$266,148	$260,995

Basic Earnings Per Share	$0.49	$(0.03)	$1.46	$1.43

Dilutive Earnings Per Share	$0.49	$(0.03)	$1.44	$1.41

Weighted Average Number of Common Shares Outstanding:
Basic	183,202,086	181,866,727	182,918,637	182,123,133

Dilutive	185,591,759	181,866,727	185,349,250	184,517,283

Dividends Paid Per Share	$0.10	$0.07	$0.30	$0.21

CONSOL ENERGY INC. AND SUBSIDIARIES

(Unaudited)

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Operating Activities:
Net Income	$90,054	$(5,384)	$266,148	$260,995
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Depreciation, Depletion and Amortization	96,288	82,402	284,791	234,880
Stock-based Compensation	6,486	3,779	18,911	20,496
Gain on the Sale of Assets	(8,536)	(3,357)	(16,586)	(109,898)
Change in Minority Interest	12,362	5,765	33,289	19,560
Amortization of Mineral Leases	227	81	3,467	3,546
Deferred Income Taxes	(12,745)	6,609	56,251	63,643
Equity in Earnings of Affiliates	(1,669)	(2,476)	(5,314)	(5,209)
Changes in Operating Assets:
Accounts Receivable Securitization	9,700	113,300	39,600	113,300
Accounts and Notes Receivable	35,326	20,882	(75,530)	34,941
Inventories	(1,321)	25,478	(12,788)	10,480
Prepaid Expenses	(27,435)	(20,722)	(8,146)	(9,180)
Changes in Other Assets	344	3,459	14,166	19,977
Changes in Operating Liabilities:
Accounts Payable	(6,667)	51,017	14,391	11,822
Other Operating Liabilities	18,278	(57,170)	29,554	(21,063)
Changes in Other Liabilities	2,002	(81,260)	39,741	(52,182)
Other	571	(838)	1,297	(73)

Net Cash Provided by Operating Activities	213,265	141,565	683,242	596,035

Investing Activities:
Capital Expenditures	(302,001)	(179,144)	(731,849)	(514,911)
Additions to Mineral Leases	(1,728)	(1,901)	(8,157)	(10,733)
Acquisition of AMVEST, net of cash received		(296,659)		(296,659)
Net Investment in Equity Affiliates	211	(794)	(608)	(3,034)
Purchase of CNX Gas Stock		(10,000)		(10,000)
Proceeds from Sales of Assets	1,519	3,232	18,799	64,287

Net Cash Used in Investing Activities	(301,999)	(485,266)	(721,815)	(771,050)

Financing Activities:
Proceeds from Miscellaneous Borrowings	(5,302)	(1,600)	1,005	(1,316)
Payments on Revolver	63,500	181,000	23,000	181,000
Payments on Long Term Notes				(45,000)
Tax Benefit from Stock-Based Compensation	3,114	1,715	23,108	6,358
Dividends Paid	(18,329)	(12,756)	(54,878)	(38,282)
Issuance of Treasury Stock	918	2,047	15,074	7,200
Purchases of Common Stock	(54)	(54,514)	(85)	(80,132)

Net Cash (Used in)/Provided by Financing Activities	43,847	115,892	7,224	29,828

Net Decrease in Cash and Cash Equivalents	(44,887)	(227,809)	(31,349)	(145,187)
Cash and Cash Equivalents at Beginning of Period	55,189	306,505	41,651	223,883

Cash and Cash Equivalents at End of Period	$10,302	$78,696	$10,302	$78,696

CONSOL ENERGY INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands—except per share data)

	(Unaudited) September 30, 2008	December 31, 2007
ASSETS

Current Assets:
Cash and Cash Equivalents	$10,302	$41,651
Accounts and Notes Receivable:
Trade	234,580	180,545
Other Receivables	55,539	69,771
Inventories	175,981	163,193
Deferred Income Taxes	113,102	130,820
Recoverable Income Taxes	10,583	19,090
Prepaid Expenses	152,056	78,085

Total Current Assets	752,143	683,155

Property, Plant and Equipment:
Property, Plant and Equipment	9,650,694	8,945,312
Less—Accumulated Depreciation, Depletion and Amortization	4,188,371	3,980,270

Total Property, Plant and Equipment—Net	5,462,323	4,965,042

Other Assets:
Deferred Income Taxes	317,705	374,811
Investment in Affiliates	69,657	94,866
Other	103,903	90,216

Total Other Assets	491,265	559,893

TOTAL ASSETS	$6,705,731	$6,208,090

CONSOL ENERGY INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands—except per share data)

	(Unaudited) September 30, 2008	December 31, 2007
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts Payable	$324,590	$238,312
Short-Term Notes Payable	270,500	247,500
Current Portion of Long-Term Debt	20,829	18,283
Other Accrued Liabilities	564,581	512,302

Total Current Liabilities	1,180,500	1,016,397

Long-Term Debt:
Long-Term Debt	410,910	398,077
Capital Lease Obligations	71,553	90,848

Total Long-Term Debt	482,463	488,925

Deferred Credits and Other Liabilities:
Postretirement Benefits Other Than Pensions	2,392,171	2,336,809
Pneumoconiosis Benefits	181,827	171,896
Mine Closing	406,827	399,633
Workers’ Compensation	133,406	118,356
Deferred Revenue		3,162
Salary Retirement	57,380	67,392
Reclamation	33,971	34,317
Other	184,370	193,666

Total Deferred Credits and Other Liabilities	3,389,952	3,325,231

Minority Interest	210,041	163,118

Total Liabilities and Minority Interest	5,262,956	4,993,671

Stockholders’ Equity:
Common Stock, $.01 par value; 500,000,000 Shares Authorized, 185,126,526 Issued and 182,085,298 Outstanding at September 30, 2008; 185,126,526 Issued and 182,291,623 Outstanding at December 31, 2007	1,839	1,851
Capital in Excess of Par Value	996,530	966,544
Retained Earnings	882,228	766,536
Other Comprehensive Loss	(370,825)	(419,284)
Common Stock in Treasury, at Cost—1,852,728 Shares at
September 30, 2008 and 2,834,903 Shares at December 31, 2007	(66,997)	(101,228)

Total Stockholders’ Equity	1,442,775	1,214,419

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$6,705,731	$6,208,090

CONSOL ENERGY INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY

(Dollars in Thousands—except per share data)

	Common Stock	Capital in Excess of Par Value	Retained Earnings (Deficit)	Other Comprehensive Income (Loss)	Treasury Stock	Total Stockholders’ Equity
Balance—December 31, 2007	$1,851	$966,544	$766,536	$(419,284)	$(101,228)	$1,214,419

(Unaudited)
Net Income	—	—	266,148	—	—	266,148
Treasury Rate Lock (Net of ($42) tax)	—	—	—	(56)	—	(56)
Amortization of Prior Service Costs and Actuarial Gains (Loss) (Net of ($154) tax)	—	—	—	(260)	—	(260)
Minority Interest in Other Comprehensive Income and Stock-based Compensation of Gas	—	—	—	(10,947)	—	(10,947)
Gas Cash Flow Hedge (Net of $36,960 tax)	—	—	—	59,809	—	59,809

Comprehensive Income (Loss)	—	—	266,148	48,546	—	314,694
Cumulative Effect of FAS 158 Measurement (Net of $22,973 tax)	—	—	(37,647)	(87)	—	(37,734)
Issuance of Treasury Stock	—	—	(20,977)	—	34,316	13,339
Purchases of Treasury Stock					(85)	(85)
Retirement of Common Stock	(12)	(9,496)	(36,954)	—	—	(46,462)
Tax Benefit from Stock-Based Compensation	—	23,108	—	—	—	23,108
Amortization of Stock-Based Compensation Awards	—	16,374	—	—	—	16,374
Dividends ($0.30 per share)	—	—	(54,878)	—	—	(54,878)

Balance—September 30, 2008	$1,839	$996,530	$882,228	$(370,825)	$(66,997)	$1,442,775

INCOME STATEMENT BY SEGMENT

SEPTEMBER 2008 QTD

In Millions

	3rd Quarter September 30, 2008
	COAL
	Produced	Other	Total	Total Gas	Total Other	TOTAL
Sales	$751	$29	$780	$192	$82	$1,054
Gas Royalty Interest	—	—	—	23	—	23
Freight Revenue	60	—	60	—	—	60
Other Income	—	26	26	2	8	36

Total Revenue and Other Income	811	55	866	217	90	1,173
Cost of Goods Sold	545	59	604	53	85	742
Gas Royalty Interests’ Costs	—	—	—	21	—	21
Freight Expense	60	—	60	—	—	60
Selling, General & Admin.	20	1	21	4	7	32
DD&A	70	3	73	18	5	96
Interest Expense	—	—	—	—	9	9
Taxes Other Than Income	40	20	60	7	3	70

Total Cost	735	83	818	103	109	1,030

Earnings Before Income Taxes	$76	$(28)	$48	$114	$(19)	143
Income Tax						(41)

Earnings Before Minority Interest						102
Minority Interest						(12)

Net Income						$90

INCOME STATEMENT BY SEGMENT

September 2008 YTD

In Millions

	Year To Date September 30, 2008
	COAL
	Produced	Other	Total	Total Gas	Total Other	TOTAL
Sales	$2,234	$82	$2,316	$504	$237	$3,057
Gas Royalty Interest	—	—	—	62	—	62
Freight Revenue	169	—	169	—	—	169
Other Income	—	84	84	13	25	122

Total Revenue and Other Income	2,403	166	2,569	579	262	3,410
Cost of Goods Sold	1,536	206	1,742	138	245	2,125
Gas Royalty Interests’ Costs	—	—		59	—	59
Freight Expense	169	—	169	—	—	169
Selling, General & Admin.	54	3	57	17	19	93
DD&A	210	9	219	50	15	284
Interest Expense	—	—	—	—	28	28
Taxes Other Than Income	186	—	186	20	9	215

Total Cost	2,155	218	2,373	284	316	2,973

Earnings Before Income Taxes	$248	$(52)	$196	$295	$(53)	437
Income Tax						(138)

Earnings Before Minority Interest						299
Minority Interest						(33)

Net Income						$266

CONSOL Energy Inc.

Financial and Operating Statistics

	Quarter Ended Sept. 30,
	2008	2007
AS REPORTED FINANCIALS:

Revenue ($ MM)	$1,173.106	$868.376
EBIT ($MM) *	$139.616	$2.731
EBITDA ($ MM) *	$235.904	$85.133
Net Income / (Loss) ($ MM)	$90.054	$(5.384)
EPS(diluted)	$0.49	$(0.03)
Average shares outstanding—Dilutive	185,591,759	181,866,727

CAPEX ($ MM) (including acquisitions)	$303.729	$477.704

COAL OPERATIONAL:
# Complexes Producing (end of period)	17	20
Sales (MM tons)—Produced only	14.925	15.042
Average sales price ** ($/ton)	$51.07	$40.28
Production income ($/ton)	$4.73	$3.34
Production (MM tons)-Produced only	14.819	14.551
Produced Tons Ending inventory (MM tons)***	1.187	1.411

*	Year to date total may not add due to rounding
**	note: average sales price of tons produced
***	note: includes equity companies

CONSOL ENERGY INC.

PRODUCTION

	3rd Quarter 2008 ACTUAL	3rd Quarter 2007 ACTUAL
Northern Appalachia	11,037	12,018
Central Appalachia	3,599	2,297
Other Areas	181	234

TOTAL PRODUCTION	14,819	14,551

*	May not add due to rounding.